Exhibit 4.3

Second Amendment to the Agreement among Gemplus S.A. and Gemplus Trading S.A. on the one hand and the Unions U.S.G., C.G.T., C.F.D.T., F.O., C.F.T.C., C.F.E.-C.G.C. on the other hand, effective February 1, 2004.

English Summary

a. Preamble

The purpose of this amendment is to strengthen the bases of the agreement by:

•	Reaffirming the objective of maintaining employment in manufacturing in France

•	Taking into account the market requirements and trends in order to define the workload schedules of Gémenos

Integrating the provisions related to the implementation of industrial performance bonus payments

b. Amendments to General Principles

The “General Principles” have been amended to provide for the full utilization of capacity of the French industrial sites in order to generally maintain French employment in manufacturing, rather than referencing the detailed provisions regarding commitments to production of minimum quantities of specified products in the agreement.

c. Amendments regarding the site at Gémenos, France

The agreement previously fixed certain volumes per production activity to be maintained. The amendment now provides that “forecast volumes per quarter and per activity, will be examined by the review commission of the present agreement.” The respective share of each of the production activities in employment in manufacturing will depend on the market trends.

d. Manufacturing Performance Bonus Payment

The purpose of the manufacturing performance bonus payment is to improve the manufacturing performance of the Company. It constitutes a collective compensation related to the GPS’ project, and it has been decided by Gemplus in order to reward performance, and also to position Gémenos and La Ciotat at the rank of “centers of excellence”.

The performance indicators for the bonus payment are the percentage of absenteeism and the industrial indicators that vary between the different production and assembly sites, Gémenos, La Ciotat and for hardware production.

The details of the objectives, the performance evaluation and calculation, and the procedures for implementation are set forth in the exhibits to the amendment.

A performance bonus will be paid if the absenteeism is less than or equal to 5 % and the objectives of the other performance indicators are met. The individual bonus is then calculated on the basis of the individual’s rate of presence.

The manufacturing performance indicators are, depending on the sites, a certain percentage rate of on-time delivery, production volume, productivity ratio, percentage of items complying with quality requirements, and customer satisfaction rate. Generally, the amendment provides for gradually increased performance in 2004 compared to 2003.

The level of performance indicators is fixed yearly, presented by management and discussed quarterly by the review commission. The levels shall be ambitious but realistic.

AVENANT N°2 A L’ACCORD D’ENTREPRISE SUR LES ACTIVITES GEMPLUS EN FRANCE

Entre les soussignées :

GEMPLUS S.A., au capital de 11.222.732,80 euros, dont le siège social est à Gémenos (13), représentée par Luc GILLET, Vice-Président Ressources Humaines Europe, dûment mandaté à l’effet des présentes par un pouvoir de Philippe COMBES, Président du Directoire,

GEMPLUS TRADING S.A., au capital de 5.168.418 euros, dont le siège social est à Gémenos (13), représentée par Luc GILLET, Vice-Président Ressources Humaines Europe, GEMPLUS S.A., dûment mandaté à l’effet des présentes par un pouvoir de J.-C. LE CLECH, Président Directeur-Général,

(ci-après collectivement designées « GEMPLUS »)

DE PREMIERE PART

Le Syndicat U.S.G., représenté par Mme Assia TRIA, déléguée syndicale, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat C.G.T. représenté par M. Dominique SCHEMBRI, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat C.F.D.T. représenté par M. Agnel SALERNO, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat F.O. représenté par M. Eric CAZAUD, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat C.F.T.C. représenté par M. Thierry DUFAUT, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat C.F.E.-C.G.C. représenté par M. Gilbert GRAS, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

DE SECONDE PART

IL A ETE EXPOSE ET CONVENU CE QUI SUIT :

Préambule :

Le présent avenant a pour objet de renforcer les bases de l’accord existant,

•	en réaffirmant l’objectif du maintien global de l’emploi industriel en France,

•	en prenant en compte les demandes et les évolutions de nos marchés pour définir les plans de charge de Gémenos,

•	en intégrant les dispositions relatives à la mise en place des primes de performance industrielle.

Ces modifications/évolutions devraient donner une nouvelle ampleur à l’accord existant par l’engagement de la direction d’assurer la charge de production et la volonté partagée d’améliorer les performances industrielles. Ces deux volets sont les conditions du maintien global de l’emploi sur les sites français, hors turn-over naturel.

A) Modifications apportées à l’accord :

     1) Principes généraux de l’accord : Page 5

La phrase « Saturation des sites français aux niveaux définis dans le présent accord » est remplacée par :

« Saturation des sites industriels Français, assurant le maintien global de l’emploi industriel en France »

     2) Concernant le site de Gémenos : Page 6

Le paragraphe traitant du site de Gémenos est remplacé par :

« Les volumes prévisionnels par trimestre et par activité seront examinés par la commission de suivi du présent accord.
La part respective de chacune de ces activités restera liée à l’évolution du marché, l’ensemble des activités garantissant le maintien global de l’emploi industriel sur le site. Les volumes prévisionnels du trimestre à venir seront présentés à la commission de suivi et examinés préalablement à la présentation des chiffres au comité d’entreprise.»

3)	Concernant la représentation des salariés dans la commission de suivi de l’accord : page 8

La phrase : « Elle sera complétée par au maximum 5 représentants du personnel désignés par le Comité d’entreprise... » est remplacée par :

« Elle sera complétée par une délégation de représentants du personnel de 7 membres au maximum, comprenant le secrétaire du Comité d’Entreprise, ou son remplaçant, et un représentant de chaque organisation syndicale signataire du présent avenant...».

B) Primes de performance industrielle

–	Principes généraux :

•	Améliorer notre performance industrielle

•	Décision de Gemplus de rémunérer la performance

•	Rémunération collective cohérente avec le projet GPS

•	Positionner Gemenos et La Ciotat comme centres d’excellence

–	Process : voir en annexe.

–	Les indicateurs :

•	L’absentéisme : Cahier des charges en annexe

•	Les indicateurs industriels de Gémenos : Cahier des charges en annexe

•	Les indicateurs industriels de La Ciotat : Cahier des charges en annexe

•	Les indicateurs industriels du Hardware (production Smart Reader Pack) : Cahier des charges en annexe

Les indicateurs d’absentéisme et industriels : Méthode de fixation des objectifs

Les objectifs des indicateurs d’absentéisme et de performance seront :

–	Fixés annuellement par la direction de l’unité concernée dans le cadre de l’exercice budgétaire étant entendu qu’un objectif ne peut en aucun cas être inférieur à l’objectif du budget.

–	Présentés par la direction et discutés trimestriellement en commission de suivi de l’accord d’activité. Une réunion mensuelle sera systématiquement organisée dans l’hypothèse ou un indicateur n’est pas atteint, afin d’en examiner les raisons.

La modification d’un objectif devra tenir compte de plusieurs éléments :

•	Le réalisé du trimestre précédent

•	Les plans d’amélioration en cours (Organisation, formation, process, équipements,...)

•	Les niveaux d’attente du marché et de nos clients

En tout état de cause, l’objectif fixé pour chaque indicateur doit être ambitieux mais réaliste.
Une analyse détaillée devra être présentée par la direction de l’unité concernée pour expliquer les écarts éventuellement constatés ainsi que le plan d’actions associé pour y remédier.

–	Date de prise d’effet

Le présent accord prendra effet au 1er février 2004.

–	Formalités de dépôt

Le présent accord sera déposé auprès de la D.D.T.E. Un exemplaire sera remis aux Délégués Syndicaux et au Comité d’Entreprise.

Fait en douze exemplaires

A Gémenos,
Le 16 février 2004.

Pour les Sociétés :

–	GEMPLUS S.A. — Luc GILLET

–	GEMPLUS TRADING — Luc GILLET

Pour les Syndicats :

–	U.S.G. — Assia TRIA

–	C.G.T. — Dominique SCHEMBRI

–	C.F.D.T. — Agnel SALERNO

–	F.O. — Eric CAZAUD

–	C.F.T.C. — Thierry DUFAUT

–	C.F.E.-C.G.C. — Gilbert GRAS

ANNEXES

Annexe 1 : Process	p 7-8
Annexe 2 : Cahier des charges — Absentéisme	p 9 à 19
Annexe 3 : Les indicateurs industriels de Gémenos	p 20 à 22
Annexe 4 : Les indicateurs industriels de l’Assemblage	p 23 à 25
Annexe 5 : Les indicateurs industriels de la production Hardware (Smart Reader Pack)	p 26-27